Exhibit 99.1

IMAX Promotes Natasha Fernandes to Chief Financial Officer

Longtime Company Executive to Oversee Finance across Global Operations

NEW YORK, NY — April 19, 2022 — IMAX Corporation (NYSE: IMAX) today announced it is promoting Natasha Fernandes to the role of Chief Financial Officer (CFO), effective May 1. A 15-year veteran of the Company’s Finance team, Fernandes most recently served as Deputy Chief Financial Officer for IMAX. She succeeds Joseph Sparacio, who served as the Company’s CFO from 2007 to 2016, and rejoined IMAX last year as the Company’s interim Chief Financial Officer. Fernandes will report directly to Rich Gelfond, CEO of IMAX Corporation.

“Natasha is a phenomenal homegrown talent who has risen through the ranks at IMAX thanks to her strategic thinking, financial acumen, and determination — most recently on display with her successful management as Treasurer of our strong balance sheet throughout the pandemic,” said Gelfond. “As IMAX grows its business around the world and expands into new experiences and technologies, Natasha’s leadership will be crucial in building on the Company’s strong financial position.”

Fernandes’ promotion to Chief Financial Officer of IMAX is the culmination of a 15-year career with the Company, during which she has held numerous leadership roles in Finance. Prior to assuming the role of Deputy Financial Officer in 2021, Fernandes served as Corporate Treasurer since 2018. Most recently, she led the Company’s successful $200 million convertible debt offering in 2021 and new credit agreement earlier this year. Earlier, she held other financial positions including Assistant Controller, as well as Director, Financial Reporting for IMAX.

Prior to joining IMAX, Fernandes was an Audit Manager of Manufacturing & Service Industries at Deloitte. She is a member of Chartered Professional Accountants Canada and holds a Bachelor of Business Administration with Honours from Wilfrid Laurier University.

“I am very excited to step into this role and work alongside Rich and the team to foster a new era of growth at IMAX — a company that has expanded and evolved dramatically in my time here,” said Fernandes. “As we take the IMAX Experience in new, promising directions across experiences and platforms, I look forward to supporting the company’s growth and maximizing its value around the world.”

“I would also like to thank Joe for his service to IMAX, and for offering strategic leadership during this transition,” added Gelfond.

About IMAX Corporation

IMAX, an innovator in entertainment technology, combines proprietary software, architecture and equipment to create experiences that take you beyond the edge of your seat to a world you’ve never imagined. Top filmmakers and studios are utilizing IMAX theaters to connect with audiences in extraordinary ways, and, as such, IMAX’s network is among the most important and successful theatrical distribution platforms for major event films around the globe.

IMAX is headquartered in New York, Toronto, and Los Angeles, with additional offices in London, Dublin, Tokyo, and Shanghai. As of December 31, 2021, there were 1,683 IMAX theater systems (1,599 commercial multiplexes, 12 commercial destinations, 72 institutional) operating in 87 countries and territories. Shares of IMAX China Holding, Inc., a subsidiary of IMAX Corporation, trade on the Hong Kong Stock Exchange under the stock code “1970.”

IMAX®, IMAX® Dome, IMAX® 3D, IMAX® 3D Dome, Experience It In IMAX®, The IMAX Experience®, An IMAX Experience®, An IMAX 3D Experience®, IMAX DMR®, DMR®, IMAX nXos® and Films to the Fullest®, are trademarks and trade names of the Company or its subsidiaries that are registered or otherwise protected under laws of various jurisdictions. More information about the Company can be found at www.imax.com. You may also connect with IMAX on Instagram (https://www.instagram.com/imax), Facebook (www.facebook.com/imax), Twitter (www.twitter.com/imax) and YouTube (www.youtube.com/imaxmovies).

For additional information please contact:

Investors:

Heather Anthony

hanthony@imax.xom

212.821.0121

Media:

Mark Jafar

mjafar@imax.com

212.821.0102

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